PRODOS CAPITAL MANAGEMENT LLC

March 3, 2010

Dr. Craig A. Zabala
President and Chief Executive Officer
Blackhawk Capital Group BDC, Inc.
880 Third Avenue, 12th Floor
New York, New York 10022

Dear Craig:

As discussed, this letter outlines the compensation due to you or an affiliate of yours for the introduction of a Transaction ("Finder's Fee") to Prodos Capital Management LLC ("PCM"). Transaction is defined as any buyout, financing, investment or M&A transaction where PCM acts as a principal or advisor.

The Finder's Fee for introducing the Transaction to PCM is comprised of cash compensation equal to 50% of the cash Transaction Fee (maximum of $1,000,000 to Blackhawk Capital Group) received by PCM upon the close of the Transaction. Transaction Fee is defined as the fee received by PCM upon the close of a Transaction based on 1.0% to 2.0% of the total Transaction Value.

We look forward to a long and productive relationship with you.

Sincerely,

Prodos Capital Management LLC

/s/ Douglas Song
Douglas Song
Managing Director

Acknowledged:

Blackhawk Capital Group BDC, Inc.

/s/ Craig A. Zabala
Craig A. Zabala
President and Chief Executive Officer

757 Third Ave., Suite 1703 New York, NY 10017 Telephone: 212.972-3619 Facsimile: 212.972-0010